Exhibit 99.1

FOR IMMEDIATE RELEASE

January 8, 2013
For more information contact:
Scott Estes (419) 247-2800
Jay Morgan (419) 247-2800

HEALTH CARE REIT, INC. ANNOUNCES CLOSING OF NEW

$2.75 BILLION UNSECURED CREDIT FACILITY

Toledo, Ohio, January 8, 2013… Health Care REIT, Inc. (NYSE:HCN) announced today that it has closed a $2.75 billion unsecured credit facility consisting of a $2.25 billion revolver and a $500 million term loan to be funded today. The facility replaces the company’s existing $2.0 billion unsecured revolving credit facility.

The revolver matures on March 31, 2017, and can be extended for an additional year at the company’s option. The term loan matures on March 31, 2016, and can be extended up to two years at the company’s option. Based on the company’s current credit ratings, the revolver bears interest at LIBOR plus 117.5 basis points and has an annual facility fee of 22.5 basis points. The term loan bears interest at LIBOR plus 135 basis points. Health Care REIT has an option to upsize the facility by up to an additional $1.0 billion through an accordion feature, allowing for aggregate commitments of up to $3.75 billion. The facility also allows the company to borrow up to $500 million in alternate currencies.

“We continue to benefit from a favorable borrowing environment and the support of our bank group. The improved terms and additional capacity of this credit facility provide Health Care REIT with an efficient capital source to support its accretive investment program,” commented George L. Chapman, Health Care REIT’s Chairman and Chief Executive Officer.

The company intends to use proceeds from the credit facility to fund announced investment activity and for general corporate purposes including investing in health care and seniors housing properties.

The credit facility was arranged by Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC as Joint Bookrunners and Joint Lead Arrangers. Bank of America, N.A. and JPMorgan Chase Bank, N.A. were Co-Syndication Agents. KeyBanc Capital Markets Inc. was a Joint Lead Arranger and KeyBank National Association was Administrative Agent. Deutsche Bank Securities, Inc. served as a Joint Lead Arranger and Documentation Agent.

About Health Care REIT, Inc.

Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate. The company also provides an extensive array of property management and development services. As of September 30, 2012, the company’s broadly diversified portfolio consisted of 1,030 properties in 46 states, the United Kingdom, and Canada.

Forward-Looking Statements

This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-

looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to, those factors discussed in the company’s reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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